Exhibit 99.1

Keryx Biopharmaceuticals Announces Recent Business Progress and Reviews Corporate Strategy at 35th Annual J.P. Morgan Healthcare Conference

•	Enters 2017 with positive momentum for Auryxia® (ferric citrate) in Dialysis; preliminary unaudited fourth quarter net U.S. product sales of $8.2 million

•	Submitted supplemental new drug application (sNDA) seeking Auryxia label expansion to treat iron deficiency anemia in adults with non-dialysis dependent chronic kidney disease

•	Expands management’s operational and strategic expertise with the appointment of two executives

SAN FRANCISCO, CA, January 8, 2017 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with renal disease, today announced its recent business progress and reviewed its corporate strategy to drive continued growth. Greg Madison, Keryx’s chief executive officer, will review this progress as part of a live webcast of the company’s corporate presentation at the 35th Annual J.P. Morgan Healthcare Conference on Wednesday, January 11 at 2:30 p.m. PST (5:30 p.m. EST).

“As we enter 2017, with the successful return of Auryxia to dialysis patients in November and the potential approval and launch of this medicine in iron deficiency anemia, non-dialysis dependent chronic kidney disease, we believe we are well positioned for growth,” said Greg Madison, president and chief executive officer of Keryx Biopharmaceuticals. “The potential expanded indication would enable us to leverage our commercial infrastructure and significantly increase the number of people that can potentially be treated with Auryxia.”

Business Progress

Keryx is making important progress toward achieving its vision to become a leading renal company. It has generated momentum since the resupply of Auryxia for the treatment of hyperphosphatemia in adults with chronic kidney disease (CKD) on dialysis. In addition, the potential approval of ferric citrate in late 2017 for the treatment of iron deficiency anemia (IDA) in adults with non-dialysis dependent (NDD) CKD may be a significant near-term milestone. The section below announces the company’s recent progress toward achieving its vision and selected preliminary unaudited fourth quarter and year-end 2016 financial results.

Auryxia Commercial Progress

•	The company reported prescription demand for the fourth quarter of 2016 was approximately 8,700 prescriptions, which included approximately 4,500 prescriptions for the month of December, the first full month of sales post resupply of Auryxia. This compares to approximately 5,000 prescriptions for the month of July 2016, the last full month of sales prior to the previously announced supply interruption.

•	Today, Keryx announced that the U.S. Food and Drug Administration (FDA) has approved Patheon’s manufacturing facility in France to manufacturer supply of Auryxia for the U.S. The approval of this site provides Keryx with a third manufacturing site for finished Auryxia drug product and provides a redundant source to help ensure continuous supply of this medicine.

Potential Label Expansion Opportunity

•	The company announced that the sNDA for Auryxia has been submitted to the FDA seeking label expansion to include the treatment of IDA in adults with NDD-CKD. The company will outline its commercial plan for Auryxia, should it be approved for this expanded indication, while attending the J.P. Morgan Healthcare conference.

•	Keryx also announced that detailed results from its pivotal Phase 3 trial that evaluated ferric citrate for the treatment of IDA in adults with stage 3 - 5 NDD-CKD has been submitted for publication in a peer-reviewed scientific journal. Publication of the data is a key component of the company’s strategy to advance understanding of the potential importance of Auryxia to treat this difficult disease.

•	Abstracts related to clinical trials evaluating IDA, NDD-CKD have been accepted for presentation at the International Society of Nephrology (ISN) World Congress of Nephrology (WCN) in April 2017, a global not-for-profit society dedicated to improving kidney care and reducing the incidence and impact of kidney disease worldwide.

Two New Executive Team Appointments

Today, the company announced that it has appointed Christine Carberry as chief operating officer and Melissa Bradford-Klug as chief business officer, both will report to Greg Madison. Ms. Carberry will start on January 16, 2017 and be responsible for driving a stronger focus on operational excellence and execution. Ms. Bradford-Klug started on January 3, 2017 and is responsible for business development, corporate strategy and alliance management for the company.

Ms. Carberry brings to Keryx approximately 30 years of biotech and pharmaceutical leadership, including most recently as an executive team member and senior vice president, quality, technical operations, program and alliance management at Forum Pharmaceuticals. Prior to Forum, Ms. Carberry spent 25 years at Biogen and held roles of increasing responsibility, culminating as vice president, program and alliance management. She brings operational excellence in technical operations and strategic development, including research, development and lifecycle management for commercial medicines.

Ms. Bradford-Klug brings to Keryx more than 17 years of senior strategic planning and business development experience in the life sciences industry. Ms. Bradford-Klug joins Keryx most recently from AMAG Pharmaceuticals where she served as senior vice president of business development and completed multiple value adding transactions. Prior to AMAG, she held leadership roles with Mallinckrodt Pharmaceuticals, Baxter International and Eli Lilly and Company.

Mr. Madison added, “I am thrilled to have Christine and Melissa join our management team during this important time in the evolution of our organization. With their appointments, we believe we have the depth of expertise and the bandwidth to manage the business operations while simultaneously seeking to build a leading renal company. Our entire organization is excited to maximize the potential we have with Auryxia and execute our strategic plan and we welcome Christine and Melissa who will be instrumental in achieving our vision.”

Preliminary Unaudited Financial Data

Total revenues for the quarter ended December 31, 2016 are expected to be approximately $9.5 million, compared with $5.8 million during the same period in 2015. Total revenue expectations for the fourth quarter of 2016 consist of approximately $8.2 million in ex-factory Auryxia net U.S. product sales, compared to $4.8 million in the fourth quarter of 2015, which were recorded based on actual prescriptions written during the period. Total expected revenue for the fourth quarter of 2016 also include $1.3 million in license revenues as compared to $1.0 million during the same period in 2015.

For the year ended 2016, total revenues are expected to be approximately $31.9 million as compared to $13.7 million in 2015. Total expected revenues for 2016 include $27.1 million of Auryxia net U.S. product sales and $4.8 million in license revenues as compared to $10.1 million and $3.5 million, respectively in 2015.

Cost of goods sold for the quarter ended December 31, 2016 are expected to be approximately $13.3 million, compared with $1.1 million during the same period in 2015. Expected cost of goods sold for the fourth quarter of 2016 include an approximately $11.8 million write-off of work-in-process inventory that was determined to no longer be suitable for commercial manufacture. For the year ended 2016, total cost of goods sold are expected to be approximately $37.7 million, as compared to $4.5 million in 2015. Total expected 2016 cost of goods includes approximately $25.6 million in write-offs of work-in-process inventory that was determined to no longer be suitable for commercial manufacture and approximately $2.6 million related to manufacturing charges incurred as a result of not fully utilizing planned production at the company’s third-party drug product manufacturers. Total 2015 cost of goods sold included $2.6 million related to manufacturing charges incurred as a result of not fully utilizing planned production at the company’s third-party drug product manufacturers.

Cash and cash equivalents as of December 31, 2016 totaled approximately $112.1 million.

The preliminary unaudited financial data for the quarter and the year ended December 31, 2016 set forth above is derived from preliminary internal financial reports. Keryx has not yet finalized its complete results of operations for the year ended December 31, 2016. In connection with the finalization of its year-end closing and reporting processes, the completion of its financial statements for the year ended December 31, 2016 and the completion of the audit of its financial statements for the year ended December 31, 2016, Keryx and its auditors may identify items that would require Keryx to make adjustments, some of which could be material, to the preliminary unaudited financial data set forth above.

Webcast

Keryx will webcast its corporate presentation and breakout session at the 35th Annual J.P. Morgan Healthcare Conference on Wednesday, January 11, 2017 at 2:30 p.m. PST (5:30 p.m. EST). A link to the live webcast is available via Keryx’s website, www.keryx.com, in the Webcasts and Presentations section. An archived version of the presentation will be available on Keryx’s website for 15 days following conclusion of the live presentation.

About Iron Deficiency Anemia, NDD-CKD

Iron deficiency anemia is a common complication in patients with non-dialysis dependent chronic kidney disease (NDD-CKD), and the prevalence and severity of IDA increases as kidney disease progresses. It is estimated that there are approximately 1.6 million people living in the U.S. with stage 3-5 non-dialysis dependent chronic kidney disease and iron deficiency anemia. Efficacy and tolerability of current oral iron supplements are mixed. Intravenous (IV) iron administration is associated with important risks and burdens.

About Auryxia

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with CKD on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program in dialysis patients. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the U.S. full prescribing information, visit www.Auryxia.com.

Use of ferric citrate in patients with NDD-CKD and IDA, as highlighted above, is investigational and has not been determined to be safe or efficacious.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia®.

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding expected revenues and expenses, the commercialization and ongoing clinical development of Auryxia and the expected impact of the new members of management, including those statements related to Preliminary Unaudited Year-end Financial Data and the submission of an sNDA to the FDA to expand the label of ferric citrate to include the treatment of IDA in adults with stage 3-5 NDD-CKD and the potential approval in this indication and the impact thereof on Keryx, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: the completion of our financial statements for the year ended December 31, 2016 and the audit thereof; whether we can increase adoption of Auryxia in patients with CKD on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; whether we will able to identify and negotiate acceptable terms with a commercialization partner in the E.U.; whether we or a partner can successfully launch Fexeric® in the E.U.; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and its subsidiary Torii Pharmaceutical Co., Ltd; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in NDD- CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia for use in this indication; our ability to continue to supply Auryxia following the recent resupply to the market; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts is a commercial stage company focused on bringing innovative medicines to people with renal disease. Keryx developed and commercializes Auryxia® (ferric citrate), an iron-based phosphate binder, in the U.S. Ferric citrate is marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex). Keryx has programs underway to leverage its development and commercial infrastructure, including evaluation of iron deficiency anemia in adults with non-dialysis depended chronic kidney disease and in-licensing medicines for renal disease. For more information about Keryx, please visit www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com